Exhibit 99.2

March, 2008

Dear Shareholder:

I am writing to update you on the results of our merger and to give you a preview of two issues to be voted on at our Annual Meeting.

As you know by now, our merger was completed on December 31, 2007. This means that our balance sheet at year end will include LyndonBank’s assets and liabilities. On the other hand, our earnings for the year were our own.

When we consolidate the assets and liabilities of the two banks on the balance sheet, we will mark LyndonBank’s assets to fair market value as of December 31. This is a fairly complicated process that is still underway. But our total assets as of year end were approximate $490 million after the sale of LyndonBank’s Vergennes office to the National Bank of Middlebury which was also completed on December 31st.

Our earnings for the 4th quarter of 2007 were $897,018 or $0.20 per share, compared to $1,113,343 or $0.26 per share for the 4th quarter of 2006. For the year, our earnings were $3,357,330 or $0.77 per share compared to $3,375,448 or $0.79 per share for the year ended December 31, 2006.  Both figures for 2007 include some one-time merger related expenses.

We are planning on converting the former LyndonBank computer systems on the weekend of March 22nd. Following the conversion, all branch and electronic banking operations will be fully integrated.

We have started our planning for the Annual Meeting. Among the items we will be voting on are some amendments to our Articles of Association to both simplify and modernize our Articles. One Amendment would – if passed – change the provision relating to our directors in that we would do away with our staggered or classified board and elect all directors on an annual basis. This proposed amendment is designed to make our Articles more “shareholder friendly” in accordance with what is perceived to be modern best practices in corporate governance. This change was suggested to us by one of our shareholders, and the Board of Directors felt that the suggestion was a good one. The Board therefore recommends the change.

However, in order to pass, under the existing language in our Articles this amendment will require the affirmative vote of at least 75% of our outstanding shares.  Therefore, we are planning on allowing for more time between the date of the mailing of our proxies and the annual meeting to try to make sure that as many shareholders as possible get to vote, including those who own their shares in nominee name. To this end, our Annual Meeting date has been set for June 10, 2008, approximately one month later than normal.

A second set of amendments which the Board is proposing will simplify the remaining portions of our Articles of Association and eliminate some unnecessary or outdated provisions. This set of amendments will require a simple majority vote.

We will be sending you complete information on the proposed amendments in our proxy materials, which we anticipate mailing about April 15th or so. In the interim, we wanted to give you a “heads up” about what is coming so that you can be sure to keep an eye out for the proxy statement and vote your proxy when it comes in.

If you have any questions at all about either the merger or the Annual Meeting, please don’t hesitate to let me know. I look forward to seeing many of you at our Annual Meeting on June 10th.

Sincerely,

COMMUNITY BANCORP.

/s/ Richard C. White

Richard C. White
Chairman

* * * * * * * * *
This letter is not intended to solicit a proxy from you.  Community Bancorp. will mail a proxy statement and proxy card to you at a later date.  You should read those materials carefully when you receive them, as they will contain important information about the proposals of the Board of Directors’* to amend the Company’s Articles of Association.  Once the proxy materials are filed with the Securities and Exchange Commission, you will also be able to access them on the Commission’s website at www.sec.gov, and a duplicate paper copy will be available from the Company, without charge, by contacting Corporate Secretary Chris Bumps at (802) 334-7915.

* Our Board of Directors consists of Thomas E. Adams, Charles W. Bucknam, Jr., Aminta K. Conant, Jacques R. Couture, Elwood G. Duckless, Rosemary M. Lalime, Marcel M. Locke, Stephen P. Marsh, Dorothy R. Mitchell, Anne T. Moore, Peter J. Murphy and Richard C. White.